Registration No. 333-73746
Rule 424(b)(2)

PRICING SUPPLEMENT No. 11 Dated May 23, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Fixed Rate Note
Principal Amount: $239,000,000
Price to Public: 100%	Proceeds to HFC: 99.95%
Issue Date: May 30, 2002	Stated Maturity: May 30, 2003
Redeemable On or After: Not Applicable
Interest Rate: 3.00%

Interest Payment Dates: On the 30th of May 2003.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Calculation Agent: The Chase Manhattan Bank (National Association)

Agent:
Deutsche Banc Alex Brown Inc.	$231,000,000	DTC 0573
ABN AMRO Incorporated	$ 5,000,000	DTC 5231
Merrill Lynch	$ 3,000,000	DTC 5132

Agent's Discount or Commission: .05%	CUSIP: 44181KP32